Exhibit 99.1
Orbitz Worldwide Appoints Martin Brand and Brad Gerstner to Board of
Directors
Chicago, March 4, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced the appointment of Martin Brand and Brad Gerstner to its Board of Directors, effective immediately. Martin Brand is a managing director in the Private Equity Group of The Blackstone Group. Brad Gerstner is CEO of Altimeter Capital Management, a Boston-based investment firm.
“We are delighted to have Martin Brand and Brad Gerstner joining the Orbitz Worldwide board,” said Barney Harford, president and CEO of Orbitz Worldwide. “Martin brings extensive financial and international experience while Brad brings a deep online travel background, and we look forward to working closely with them.”
Martin Brand is a managing director in the Private Equity Group of The Blackstone Group. He joined Blackstone in 2003. Prior to Blackstone, he served as a consultant with McKinsey & Company in London and was a derivatives trader with Goldman, Sachs & Co. in New York and Tokyo. Mr. Brand currently serves on the boards of directors of Travelport Limited, Performance Food Group and Bayview Asset Management, LLC. He earned a Bachelor and Master of Arts degree in Mathematics and Computation from Oxford University and an M.B.A. from Harvard Business School.
Brad Gerstner is CEO of Altimeter Capital Management, a Boston-based investment firm. Previously he served as Vice President at PAR Capital Management from 2005 to 2008. Before PAR he served as Co-CEO of National Leisure Group and also worked at General Catalyst, a Boston-based venture capital firm. Brad has also served as Deputy Secretary of State of Indiana. He currently serves on the boards of directors of Silver Rail Technologies, Inc. and Expert Media, Inc. Mr. Gerstner holds a Bachelor of Arts degree from Wabash College, a law degree from Indiana University and an M.B.A. from Harvard Business School.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com), and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Media Contact:	Investor Contact:
Brian Hoyt	Melissa Hayes
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bhoyt@orbitz.com	melissa.hayes@orbitz.com